Exhibit 1.2

EXECUTION COPY

Pricing Agreement

To the Representatives named

in Schedule II hereto.

April 13, 2004

Ladies and Gentlemen:

Boston Edison Company, a Massachusetts corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated April 13, 2004 (the “Underwriting Agreement”), between the Company, on the one hand, and Banc One Capital Markets, Inc. and Citigroup Global Markets Inc., on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us seven counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

Boston Edison Company

By:	/S/: Philip J. Lembo
Name:	Philip J. Lembo
Title:	Assistant Treasurer

Accepted as of the date hereof:

Banc One Capital Markets, Inc.

By:	/S/: Christopher S. Grumboski
Name:	Christopher S. Grumboski
Title:	Director

Citigroup Global Markets Inc.

By:	/S/: Bruce Chung
Name:	Bruce Chung
Title:	Vice President

SCHEDULE I

Underwriter	Principal Amount of Designated Securities to Be Purchased
Banc One Capital Markets, Inc.	82,500,000

Citigroup Global Markets Inc.	82,500,000

Banc of America Securities LLC	30,000,000

KeyBanc Capital Markets, a division of McDonald Investments Inc.	30,000,000

BNY Capital Markets, Inc.	15,000,000

Credit Suisse First Boston LLC	15,000,000

Goldman, Sachs & Co.	15,000,000

Lazard Frères & Co. LLC	15,000,000

The Royal Bank of Scotland plc	15,000,000

Total	$300,000,000

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SCHEDULE II

Title of Designated Securities:

4.875% Debentures due 2014

Aggregate Principal Amount:

$300,000,000

Price to Public:

99.383% of the principal amount of the Designated Securities, plus accrued interest, if any, from April 16, 2004

Purchase Price by Underwriters:

98.733% of the principal amount of the Designated Securities, plus accrued interest, if any, from April 16, 2004

Form of Designated Securities:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery.

Specified Funds for Payment of Purchase Price:

Federal (same-day) funds

Time of Delivery:

9:30 a.m. (New York City time) on April 16, 2004

Indenture:

Indenture, dated as of September 1, 1988, between the Company and The Bank of New York (as successor to Bank of Montreal Trust Company), as Trustee

Maturity: April 15, 2014

Interest Rate:

4.875%

Interest Payment Dates:

April 15 and October 15, commencing on October 15, 2004

Redemption Provisions:

The Company may, at the option of the Company, redeem the Designated Securities, in whole or in part, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the Designated Securities to be redeemed, plus accrued interest to the redemption date, and

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Designated Securities to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate, plus 12.5 basis points plus accrued interest to the redemption date.

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The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Designated Securities that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Designated Securities.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (i) each of Banc One Capital Markets, Inc. and Citigroup Global Markets Inc. and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

The Company will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the Designated Securities to be redeemed.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Designated Securities or portions of the Designated Securities called for redemption.

Sinking Fund Provisions:

No sinking fund provisions

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Defeasance Provisions: None

Closing Location for Delivery of Designated Securities: Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 on April 16, 2004

Names and addresses of Representatives:

Designated Representatives:	Banc One Capital Markets, Inc. and Citigroup Global Markets Inc.

Address for Notices, etc.:	c/o Banc One Capital Markets, Inc., 1 Bank One Plaza, Suite IL1-0595, Chicago, Illinois 60670

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